Q4 and Fiscal Year 2021 LETTER TO SHAREHOLDERS March 29, 2022

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 2 Our mission To be the most trusted and convenient destination for pet parents (and partners) everywhere.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 3 FINANCIAL & OPERATING DATA $2.39 $430 +15.6% YoY -$84.7M YoY -$88.9M YoY -420 bps YoY 25.4% $(63.6) million $(28.1)million (1.2)% 20.7 billion +16.9% YoY million +7.6% YoY Q4 2021 Net Sales Net Sales Per Active Customer(4) Q4 2021 Net Loss(1) Q4 2021 Adjusted EBITDA(2) Q4 2021 Adjusted EBITDA Margin(2)(6) Active Customers(3) Q4 2021 Gross Margin -170 bps YoY Q4 and Fiscal Year 2021 Highlights Q4 2020 Q4 2021 +24.4% YoY $8.89 billion FY 2021 Net Sales +120 bps YoY 26.7% FY 2021 Gross Margin (2.7)% Q4 2021 Net Margin(1)(6) -370 bps YoY +50 bps YoY (0.8)% FY 2021 Net Margin(1)(6) +$18.7M YoY -$6.6M YoY $(73.8)million $78.6 million 0.9% FY 2021 Net Loss(1) FY 2021 Adjusted EBITDA(2) FY 2021 Adjusted EBITDA Margin(2)(6) -30 bps YoY Q420 Q421 1/30/2022 1/31/2021 % Change 1/30/2022 1/31/2021 % Change $ 2,388,398 $ 2,043,012 16.9% $ 8,890,773 $ 7,146,264 24.4% $ (63,609) $ 21,048 n/m $ (73,817) $ (92,486) 20.2% (2.7)% 1.0% (0.8)% (1.3)% $ (28,120) $ 60,754 (146.3)% $ 78,552 $ 85,157 (7.8)% (1.2)% 3.0% 0.9% 1.2% $ (65,967) $ 77,467 (185.2)% $ 191,739 $ 132,755 44.4% $ (113,439) $ 46,982 n/m $ 8,553 $ 2,012 n/m 20,663 19,206 7.6% 20,663 19,206 7.6% $ 430 $ 372 15.6% $ 430 $ 372 15.6% $ 1,689,189 $ 1,393,950 21.2% $ 6,245,011 $ 4,889,485 27.7% 70.7% 68.2% 70.2% 68.4% (1) (2) (3) (4) (5) (6) Includes share-based compensation expense, including related taxes, of $15.8 million and $85.3 million for the thirteen and fifty-two weeks ended January 30, 2022 compared to $24.0 million and $129.2 million for the thirteen and fifty-two weeks ended January 31, 2021, respectively. (in thousands, except net sales per active customer and percentages) 13 Weeks Ended Net sales Net (loss) income (1) Net margin (6) n/m - not meaningful Adjusted EBITDA (2) Adjusted EBITDA margin (2) (6) Net cash (used in) provided by operating activities 52 Weeks Ended Free cash flow (2) Active customers (3) Net sales per active customer (4) Autoship customer sales (5) Autoship customer sales as a percentage of net sales (5) We define active customers as the total number of customers who have ordered a product or service, and for whom a product has shipped or for whom a service has been provided, at least once during the preceding 364-day period. We define net sales per active customer for a given fiscal quarter as the aggregate net sales for the preceding four fiscal quarters, divided by the total number of active customers at the end of that fiscal quarter. We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period. We define Autoship customer sales as a percentage of net sales as the Autoship customer sales in a given reporting period divided by the net sales from all orders in that period. We define net margin as net (loss) income divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales. Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 4 We are pleased to share our results for the fourth quarter and fiscal year ended January 30, 2022. Customer engagement levels remained high in the fourth quarter, and we delivered over $345 million dollars of year-over-year net sales growth. For fiscal year 2021, we generated over $1.7 billion of year- over-year net sales growth, grew NSPAC by $58, and expanded autoship customer sales as a percentage of net sales by 180 basis points to 70.2%. Fourth Quarter Financial Highlights: Chewy’s mission is to be the most trusted and convenient destination for pet parents (and partners) everywhere. We believe we are positively transforming the industry with a superior value proposition that keeps our customers at the center of everything we do, from our high-touch customer service, to our broad assortment of brands, to delivering on the core e-commerce tenets of speed and convenience. We are maniacally focused on providing a truly unique and personalized shopping experience that builds trust, brand loyalty, and drives repeat purchasing. • Net sales of $2.39 billion, an increase of 16.9 percent year over year • Gross margin declined 170 basis points year over year to 25.4 percent • Net loss of $63.6 million, including share- based compensation expense of $15.8 million, and net margin declined 370 basis points to (2.7) percent • Adjusted EBITDA was $(28.1) million and adjusted EBITDA margin declined 420 basis points to (1.2) percent Dear Shareholder, Fiscal Year Financial Highlights: • Net sales of $8.89 billion, an increase of 24.4 percent year over year • Gross margin expanded 120 basis points year over year to 26.7 percent • Net loss of $73.8 million, including share- based compensation expense of $85.3 million, and net margin increased 50 basis points to (0.8) percent • Adjusted EBITDA was $78.6 million and adjusted EBITDA margin declined 30 basis points to 0.9 percent

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 5 Q4 and Fiscal Year 2021 Business Highlights Fiscal Year 2021 capped off the most remarkable two-year period in our company’s history. As the pandemic unfolded, we benefited from an acceleration of the secular trends that had been driving our business for many years — increased pet ownership, increased average spending per pet household, and more of that spend being directed to online channels. Millions of new pet families were formed, and as a result, demand for pet products and services surged. Our teams scaled rapidly and our business nearly doubled, delivering a $4 billion, or 83 percent, increase in net sales over the past two years. Over that same time frame, we expanded our active customer base by 7.2 million customers, or 54 percent. We believe these gains are sustainable over the long term. Pets are part of our families for many years, and the puppies and kittens adopted during the pandemic marked the start of a 10- to 15-year long relationship between those pets and their pet parents. And for many of those pet families, it was also the beginning of a long and rewarding relationship with Chewy. The predictable and recurring nature of these relationships gives us confidence that the customer and revenue gains we made are enduring and will provide a lasting foundation for future growth. In many ways, we are just getting started. We compete in a $120 billion total addressable market (TAM) today that is expected to grow rapidly over the next five years, and within that broader pet TAM, e-commerce sales are expected to grow even faster. We believe that Chewy will continue to be a strong beneficiary of these secular tailwinds, as we continue to deliver a superior customer experience as the most trusted and convenient destination for pet parents and partners everywhere. As we close the book on 2021 and move forward in 2022, we are already seeing improvements in labor availability, inbound shipping costs, and pricing, while out-of-stock levels and outbound shipping costs remain elevated. Ultimately, we believe most of these challenges are not permanent in nature, and over time, companies like Chewy, that are long-term focused — and built on the fundamentals of strong customer engagement and innovation — will continue to enjoy a durable and sustainable competitive advantage. The bottom line is that we remain optimistic about our future and our ability to execute, earn customer trust, gain market share, and create shareholder value.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 6 Healthy Consumer Demand In a Challenging Operating Environment Our ability to deliver 24 percent net sales growth in 2021 on top of the outsized growth we delivered last year reflects the durability of our business beyond the near-term benefits of the pandemic. What we saw play out in the fourth quarter of 2021 was the conflict between the fundamentally strong consumer demand that underpins our business and the highly challenging operating environment. Metrics that measure demand and customer engagement such as site traffic, conversion, order volumes, and basket size all showed positive trends in the fourth quarter, and combined, they helped drive a 16 percent increase in net sales per active customer, or NSPAC, to a record $430. Another noteworthy indicator of engagement is the continued strength of our Autoship program, which increased 180 basis points year over year to 70.2 percent of our 2021 net sales. At the same time, we saw operating conditions in certain areas deteriorate as the quarter unfolded, particularly when Omicron’s mid-quarter arrival further disrupted already-weakened supply chains across our industry. This added additional pressure to out-of-stock levels, and the impact from lost sales in the quarter was twice as high as we forecasted. Without this, we estimate our fourth-quarter net sales would have been near the high end of our guidance range. Near Term Gross Margin Pressures Likely Peaked in the Fourth Quarter of 2021 Fourth-quarter 2021 gross margin declined 170 basis points to 25.4 percent. The main drivers of this were fourth-quarter pricing lagging cost inflation and higher inbound freight costs. We believe that these near-term pressures on gross margin likely peaked in the fourth quarter, and we are already seeing signs of recovery in the current quarter. For instance, in February 2022, the first month of our first quarter, we saw a sequential improvement in gross margin. Full-year 2021 gross margin expanded 120 basis points year over year to 26.7 percent, which was a new company high even with the inflation and freight headwinds that we encountered in the second half of the year. Further, as we shared last quarter, our new outbound shipping contract with FedEx went into effect in January 2022, the last month of our fourth-quarter 2021. Given its timing, this had only a modest impact on fourth-quarter gross margin. For full-year 2022, we estimate the outbound freight impact on gross margins will be between 100 to 150-basis points, inclusive of higher fuel prices. In anticipation of this pending increase in freight rates for 2022 - and in the spirit of continuous improvement that is engrained in our culture - our teams were already contemplating several logistics and supply chain initiatives to lower freight costs. Several of these were launched in the first quarter, while others will launch in the second quarter and beyond. We expect these initiatives will help mitigate part of the impact from the new contract this year and help mitigate most of the impact within two years. Looking at full-year 2022, the current macro environment has many moving parts. Taking everything into consideration, we are estimating full-year 2022 gross margin to be broadly in line with full-year 2021. Said otherwise, we expect the natural strength in our core business verticals and strong customer engagement will continue to drive incremental gross margin expansion to absorb these cost pressures. On the whole, this showcases what we have always believed and conveyed, which is that our overall value proposition and the relentless focus on innovation and customer experience to drive loyalty creates a durable advantage that is keeping us on track to attain the high end of our target long-term gross margin range of 25 to 28 percent.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 7 Establishing Leadership in the Fresh and Prepared Meals Category Chewy remains focused on establishing itself as a leader in the Fresh and Prepared Meals category, a TAM that is expected to grow from approximately $1 billion today to north of $3 billion by 2025 as more pet parents seek out premium fresh food solutions. To this end, we just expanded our selection of Fresh and Prepared Meals to offer JustFoodForDogs’ full line of fresh, human-grade food options. The addition of JustFoodForDogs, combined with our existing Freshpet relationship and our Tylee’s brand, collectively offer a broad assortment across full meals, mixers, and treats within the Fresh category. We believe this broad assortment, alongside our credibility with customers, ability to offer education through our differentiated customer service, and reliable delivery experience through our world-class fulfillment network, will position us well to become the number one destination for Fresh and Prepared Meals. Chewy Health Continues to Make Pet Healthcare More Accessible and Affordable Chewy Health continues to gain market share. Chewy Pharmacy sales increased 75 percent in the fourth quarter, with nearly all of this growth running through our three owned-and-operated pharmacies. On a two-year stack basis, Chewy Pharmacy sales have more than tripled. In addition to this momentum in Pharmacy, Chewy Health remains focused on expanding its penetration into the $35 billion pet healthcare market by launching new products and services across the pet health and wellness space. We expanded our rollout of Practice Hub in January, and it is now available to clinics nationwide. As a reminder, Practice Hub is our B2B solution for veterinarians which allows them to earn revenue as a marketplace seller on Chewy.com by giving their clients access to unparalleled convenience and customer care that Chewy customers have come to trust and love. From the 50 clinics who participated in our initial, invitation-only rollout a few months ago in 2021, we have expanded to over 300 clinics, including independent practices, large hospitals, and multi-unit veterinary groups. Interest levels remain high, and feedback from the Vet community remains positive and productive. Equally exciting is the fact that we recently expanded the selection available on Practice Hub to include our compounding pharmacy. What this means is that we are now offering compounding as a B2B capability, expanding it beyond our original B2C positioning and giving our veterinarian partners another opportunity to earn revenue with Chewy. We are also getting closer to the launch of our exclusive suite of pet health insurance plans and wellness and preventative plans. Our phased rollout is set to launch soon, and we look forward to sharing more with you at that time. These plans will be another step forward for Chewy Health’s mission to make pet healthcare more affordable and accessible for everyone. Gearing Up New Programs for Launch in 2023 We are excited to share two new businesses with you that we are gearing up to launch in 2023. The first is Chewy Loyalty – our customer membership program, through which we will drive even greater value to our customers, improve engagement across our growing customer base, and accelerate customer share of wallet consolidation across categories and services. The second launch in 2023 will be Sponsored Ads on Chewy.com, which will enable our suppliers to seamlessly advertise to our 21 million active customers across all our platforms. We have been building bespoke advertisements for years, and Chewy Sponsored Ads will allow us to scale these efforts into contextual advertisements that will deliver both highly relevant products to customers and high-margin revenue to our business. Our suppliers and partners have been asking us for ways to advertise in a durable, privacy-safe environment across Chewy.com, and Chewy Sponsored Ads will help meet that demand.

Q4 Fiscal 2021 Financial Highlights

Healthy consumer demand drove a 16.9 percent year-over-year increase in fourth-quarter net sales, while cost pressures from inflation and higher freight costs led to a 170 basis point year-over-year decline in gross margin. On a full-year basis, net sales increased 24.4 percent, and gross margin expanded 120 basis points.

Net Sales

Net sales were $2.39 billion, a year-over-year increase of 16.9 percent. On a two-year stack basis, net sales have increased 83 percent. The key revenue drivers in the quarter were a 7.6 percent increase in active customers and a 15.6 percent increase in NSPAC. Fourth-quarter NSPAC was $430, which represents a $70 increase over the last two years. Further, Chewy Pharmacy sales increased 75 percent in the quarter and more than tripled on a two-year stack basis.



($Millions)
$2,043
$2,135
$2,155
$2,212
$2,388
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21

Autoship Customer Sales

Autoship customer sales increased 21.2 percent year over year to $1.69 billion. This equates to a record-high 70.7 percent of total net sales. On a two-year stack basis, Autoship customer sales have increased 77 percent, reaching an annual run-rate of $6.8 billion in the fourth quarter, which is nearly equal to Chewy's total 2020 net sales.



($Millions)
$1,394
$1,480
$1,514
$1,562
$1,689
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21

Gross Margin

Gross margin declined 170 basis points to 25.4 percent, driven mainly by fourth-quarter pricing not yet reflecting cost inflation and elevated inbound freight costs. We believe near-term pressures on gross margin likely peaked in the fourth quarter, and we are already seeing signs of recovery in our first-quarter 2022 gross margin as we are making progress on pricing and inflation, inbound freight costs have moderated, and various initiatives are working to mitigate higher outbound freight costs.



23.6%
25.5%
26.7%
27.1%
25.4%
FY'19
FY'20
FY'21
Q4'20
Q4'21

NOTE: Gross Margin is defined as Gross Profit divided by Net Sales.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders

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Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 9 Net loss was $63.6 million, compared to net income of $21.0 million last year, reflecting the impact of sales momentum and greater marketing efficiencies, offset by the gross margin decline and elevated SG&A costs. Net loss included share-based compensation and related tax expense of $15.8 million, compared to $24.0 million last year. Net margin was negative 2.7 percent, a 370 basis point decline over last year. Excluding share-based compensation and related tax expense, net margin was negative 2.0 percent, a 420 basis point decline over last year. Net (Loss) income Adjusted EBITDA was negative $28.1 million, a decrease of $88.9 million year over year. Adjusted EBITDA margin declined 420 basis points year over year to negative 1.2 percent. This reflects gross margin pressure from elevated product and freight costs and higher SG&A expenses that reflect elevated labor costs across our fulfillment network and upfront investments in new business and growth initiatives. Full-year adjusted EBITDA was $78.6 million and was positive for the second year in a row. Full-year adjusted EBITDA margin was 0.9 percent, reflecting 260 basis points of expansion over the last two years. Adjusted EBITDA(1) Net cash used in operating activities was $66.0 million, compared to net cash provided by operating activities of $77.5 million in the fourth quarter of 2020. The negative operating cash in the quarter was primarily a function of the net loss and the inventory build we executed earlier in the year to prepare for the holidays and protect from further supply chain disruptions. Net Cash Provided by (Used in) Operating Activities ($Millions) ($Millions) ($Millions) (1) Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 10 Fourth-quarter free cash flow was negative $113.4 million, compared to positive $47.0 million last year. Fourth-quarter free cash flow included $66.0 million of cash used in operating activities and $47.4 million of cash used for capital investments. Capital investments included spending on our recently opened fulfillment center in Kansas City, our new pharmacy in Pennsylvania, our next fulfillment center in Reno, and ongoing investments in IT infrastructure. For the full year, free cash flow was positive $8.6 million and capital investments were $183.2 million, or 2.1 percent of net sales. We ended the quarter and year with $603.1 million of cash and cash equivalents on hand. We will host a conference call and earnings webcast at 5:00 pm Eastern time today to discuss these results. Investors and participants can access the call by dialing (844) 200-6205 in the U.S., (833) 950-0062 in Canada, or (929) 526-1599 internationally, using the conference code 038970. A live webcast will also be available on Chewy’s investor relations website at investor.chewy.com. Thank you for taking the time to review our letter, and we look forward to your questions on our call this afternoon. Sincerely, Sumit Singh, CEO Free Cash Flow(1) Media Contact: Diane Pelkey dpelkey@chewy.com Investor Contact: Robert A. LaFleur ir@chewy.com Closing ($Millions) Mario Marte, CFO (1) Free cash flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 11 Consolidated Balance Sheets Chewy, Inc. (in thousands, except share and per share data) As of January 30, January 31, 2022 2021 Assets Current assets: Cash and cash equivalents $ 603,079 $ 563,345 Accounts receivable 123,510 100,699 Inventories 560,430 513,304 Prepaid expenses and other current assets 36,513 49,430 Total current assets 1,323,532 1,226,778 Property and equipment, net 367,166 210,017 Operating lease right-of-use assets 372,693 297,213 Other non-current assets 22,890 6,902 Total assets $ 2,086,281 $ 1,740,910 Liabilities and stockholders’ equity (deficit) Current liabilities: Trade accounts payable $ 883,316 $ 778,365 Accrued expenses and other current liabilities 761,563 602,497 Total current liabilities 1,644,879 1,380,862 Operating lease liabilities 410,168 328,231 Other long-term liabilities 16,498 33,821 Total liabilities 2,071,545 1,742,914 Stockholders’ equity (deficit): Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding as of January 30, 2022 and January 31, 2021 — — Class A common stock, $0.01 par value per share, 1,500,000,000 shares authorized, 108,918,032 and 97,708,518 shares issued and outstanding as of January 30, 2022 and January 31, 2021, respectively 1,089 977 Class B common stock, $0.01 par value per share, 395,000,000 shares authorized, 311,188,356 and 317,338,356 shares issued and outstanding as of January 30, 2022 and January 31, 2021, respectively 3,112 3,173 Additional paid-in capital 2,021,310 1,930,804 Accumulated deficit (2,010,775) (1,936,958) Total stockholders’ equity (deficit) 14,736 (2,004) Total liabilities and stockholders’ equity (deficit) $ 2,086,281 $ 1,740,910

Chewy, Inc.

Consolidated Statements of Operations

(in thousands, except per share data. Unaudited)

	13 Weeks Ended		52 Weeks Ended	
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
Net sales	$ 2,388,398	$ 2,043,012	$ 8,890,773	$ 7,146,264
Cost of goods sold	1,782,887	1,488,828	6,517,191	5,325,457
Gross profit	605,511	554,184	2,373,582	1,820,807
Operating expenses:				
Selling, general and administrative	516,532	382,481	1,826,858	1,397,969
Advertising and marketing	152,164	150,102	618,902	513,302
Total operating expenses	668,696	532,583	2,445,760	1,911,271
(Loss) income from operations	(63,185)	21,601	(72,178)	(90,464)
Interest expense, net	(424)	(553)	(1,639)	(2,022)
(Loss) income before income tax provision	(63,609)	21,048	(73,817)	(92,486)
Income tax provision	—	—	—	—
Net (loss) income	$ (63,609)	$ 21,048	$ (73,817)	$ (92,486)
Net (loss) income per share attributable to common Class A and Class B stockholders, basic	$ (0.15)	$ 0.05	$ (0.18)	$ (0.23)
Net (loss) income per share attributable to common Class A and Class B stockholders, diluted	$ (0.15)	$ 0.05	$ (0.18)	$ (0.23)
Weighted average common shares used in computing net (loss) income per share attributable to common Class A and Class B stockholders, basic	419,111	413,918	417,218	407,240
Weighted average common shares used in computing net (loss) income per share attributable to common Class A and Class B stockholders, diluted [1]	419,111	427,451	417,218	407,240

[1] The thirteen weeks ended January 31, 2021 exclude the dilutive effect of 1.5 million potential common shares from stock-based awards.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders

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Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 13 Consolidated Statements of Cash Flows Chewy, Inc. (in thousands) 52 Weeks Ended January 30, 2022 January 31, 2021 Cash flows from operating activities Net loss $ (73,817) $ (92,486) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 55,009 35,664 Share-based compensation expense 77,772 121,265 Non-cash lease expense 32,958 25,996 Other 595 306 Net change in operating assets and liabilities: Accounts receivable (22,811) (20,221) Inventories (47,126) (195,496) Prepaid expenses and other current assets (18,931) (9,661) Other non-current assets (4,960) (442) Trade accounts payable 104,951 95,316 Accrued expenses and other current liabilities 125,655 186,895 Operating lease liabilities (19,850) (12,884) Other long-term liabilities (17,706) (1,497) Net cash provided by operating activities 191,739 132,755 Cash flows from investing activities Capital expenditures (183,186) (130,743) Acquisition of assets (10,086) — Cash reimbursements from PetSmart, net of advances — 9,048 Other — (2,000) Net cash used in investing activities (193,272) (123,695) Cash flows from financing activities Proceeds from tax sharing agreement with related parties 43,714 23,212 Proceeds from issuance of common stock, net of offering costs — 318,388 Contribution from PetSmart — 1,300 Payment of debt modification and issuance costs (1,584) — Principal repayments of finance lease obligations (863) (703) Net cash provided by financing activities 41,267 342,197 Net increase in cash and cash equivalents 39,734 351,257 Cash and cash equivalents, as of beginning of period 563,345 212,088 Cash and cash equivalents, as of end of period $ 603,079 $ 563,345

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 14 Non-GAAP Financial Measures Adjusted EBITDA and Adjusted EBITDA Margin To provide investors with additional information regarding our financial results, we disclose adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) excluding depreciation and amortization; share-based compensation expense and related taxes; income tax provision; interest income (expense), net; management fee expense; transaction related costs; and litigation matters and other items that we do not consider representative of our underlying operations. We have provided a reconciliation below of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We include adjusted EBITDA and adjusted EBITDA margin because each is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and adjusted EBITDA margin facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe it is useful to exclude non-cash charges, such as depreciation and amortization, share-based compensation expense and management fee expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; transaction related costs; and litigation matters and other items which are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures; • adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; • adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital; • adjusted EBITDA does not reflect transaction related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or planned transaction and include litigation matters, integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and • other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net (loss) income, net margin, and our other GAAP results.

The following table presents a reconciliation of net (loss) income to adjusted EBITDA, as well as the calculation of net margin and adjusted EBITDA margin, for each of the periods indicated.

($ in thousands, except percentages)	13 Weeks Ended		52 Weeks Ended	
Reconciliation of Net (Loss) Income to Adjusted EBITDA	**January 30, 2022**	**January 31, 2021**	**January 30, 2022**	**January 31, 2021**
Net (loss) income	$ (63,609)	$ 21,048	$ (73,817)	$ (92,486)
Add:				
Depreciation and amortization	16,868	11,066	55,009	35,664
Share-based compensation expense and related taxes	15,831	23,980	85,308	129,208
Interest expense, net	424	553	1,639	2,022
Management fee expense[(1)]	—	325	—	1,300
Transaction related costs	302	2,369	2,423	2,369
Other	2,064	1,413	7,990	7,080
Adjusted EBITDA	$ (28,120)	$ 60,754	$ 78,552	$ 85,157
Net sales	$ 2,388,398	$ 2,043,012	$ 8,890,773	$ 7,146,264
Net margin	*(2.7)%*	*1.0 %*	*(0.8)%*	*(1.3)%*
Adjusted EBITDA margin	*(1.2)%*	*3.0 %*	*0.9 %*	*1.2 %*

(1) Management fee expense allocated to us by PetSmart LLC for organizational oversight and certain limited corporate functions provided by its sponsors. Although we are not a party to the agreement governing the management fee, this management fee is reflected as an expense in our condensed consolidated financial statements during the thirteen and fifty-two weeks ended January 31, 2021, respectively.

We define net margin as net (loss) income divided by net sales and adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Free Cash Flow

To provide investors with additional information regarding our financial results, we also disclose free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

We include free cash flow because it is used by our management and board of directors as an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow for each of the periods indicated.

($ in thousands)	13 Weeks Ended		52 Weeks Ended	
Reconciliation of Net Cash (Used in) Provided by Operating Activities to Free Cash Flow	**January 30, 2022**	**January 31, 2021**	**January 30, 2022**	**January 31, 2021**
Net cash (used in) provided by operating activities	$ (65,967)	$ 77,467	$ 191,739	$ 132,755
Deduct:				
Capital expenditures	(47,472)	(30,485)	(183,186)	(130,743)
Free Cash Flow	$ (113,439)	$ 46,982	$ 8,553	$ 2,012

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders

15

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 16 Fiscal First Quarter 2022 Guidance Market, Ranking and Other Industry Data In this communication we refer to information regarding market data obtained from internal sources, market research, publicly available information, and industry publications. Estimates are inherently uncertain, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in the sections titled “Forward-Looking Statements” and “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. We believe that these sources and estimates are reliable as of the date of this communication but have not independently verified them and cannot guarantee their accuracy or completeness. We have not reconciled our adjusted EBITDA outlook to GAAP net income (loss) because we do not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net, and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted, we are unable to provide a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure. However, such items could have a significant impact on GAAP net income (loss). Fiscal Year 2022 Guidance Adjusted EBITDA Margin (1) (1) Adjusted EBITDA and adjusted EBITDA Margin are a non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures. It remains important to note that conditions surrounding COVID-19 remain unpredictable and risks still remain. For discussion on these risks, see the sections titled “Forward-Looking Statements” and “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. Breakeven to 1% Net Sales $2.40 billion - $2.43 billion 12% to 14% year-over-year growth Net Sales $10.2 billion - $10.4 billion 15% to 17% year-over-year growth Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover. Guidance As we look to 2022, the positive demand trends we saw in the fourth quarter have carried over into the new year, end-pricing is starting to catch up with inflation, and inbound freight costs have come down. At the same time, supply chains are still disrupted, out-of-stock levels remain elevated, and our new outbound freight contract is now in effect. Our first-quarter and full-year 2022 guidance reflects these operational and macro crosscurrents and the balance between the opportunities and risks we see in the current environment.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 17 Forward-Looking Statements This communication contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning our ability to successfully manage risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services, and operations; sustain our recent growth rates and manage our growth effectively; acquire and retain new customers in a cost-effective manner and increase our net sales per active customer; accurately predict economic conditions and their impact on consumer spending patterns, particularly in the pet products market, and accurately forecast net sales and appropriately plan our expenses in the future; introduce new products or services, improve existing products and services, and expand into new offerings; successfully compete in the pet products and services retail industry, especially in the e-commerce sector; source additional, or strengthen our existing relationships with, suppliers, and retain key suppliers; negotiate acceptable pricing and other terms with third-party service providers, suppliers and outsourcing partners and maintain our relationships with such parties; mitigate changes in, or disruptions to, our shipping arrangements and operations; optimize, operate and manage the expansion of the capacity of our fulfillment centers, including risks from the spread of COVID-19 relating to our new plans to expand capacity and develop new facilities; provide our customers with a cost- effective platform that is able to respond and adapt to rapid changes in technology; maintain and scale our technology, including the reliability of our website, mobile applications, and network infrastructure; maintain adequate cybersecurity with respect to our systems and ensure that our third-party service providers do the same with respect to their systems; successfully manufacture and sell our own private brand products; maintain consumer confidence in the safety and quality of our vendor-supplied and private brand food products and hardgood products; preserve, grow, and leverage the value of our reputation and our brand; comply with existing or future laws and regulations in a cost-efficient manner; attract, develop, motivate and retain well-qualified employees; and adequately protect our intellectual property rights and successfully defend ourselves against any intellectual property infringement claims or other allegations or claims that we may be subject to. You should not rely on forward-looking statements as predictions of future events, and you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of factors. We have based the forward-looking statements contained in this communication primarily on our current assumptions, expectations,and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly-changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this communication. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Chewy, Inc. | Q4 Fiscal 2021 Letter to Shareholders 18 The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.